Exhibit 10.2

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this “Agreement”) is entered into as of the 26th day of July, 2016, among Trent Voigt, an individual (“Voigt”), WLES, L.P., a Texas limited partnership (“WLES”), JetPay Corporation, a Delaware corporation f/k/a Universal Business Payment Solutions Acquisition Corporation (“JetPay”), and JetPay, LLC, a Texas limited liability company (“JPLLC”), JetPay Merchant Services, LLC a Texas limited liability company and JetPay ISO Services, LLC a Texas limited liability company.

RECITALS

WHEREAS, WLES, Voigt, JetPay and certain other entities entered into that certain Agreement and Plan of Merger dated as of July 6, 2012, as amended (the “Merger Agreement”), pursuant to which WLES and Voigt have certain indemnification obligations to JetPay; and

WHEREAS, WLES, JPLLC, JetPay, Merrick Bank Corporation (“Merrick”) and JPMorgan Chase Bank, NA entered into that certain Escrow Agreement dated as of December 28, 2012 (the “Escrow Agreement”) regarding potential liability of JPLLC to Merrick regarding claims related to the bankruptcy of Southern Sky Air & Tours LLC d/b/a Direct Air (“Direct Air”); and

WHEREAS, Merrick, WLES, JetPay, JPLLC and certain other parties are entering into that certain Settlement Agreement and Release dated of even date herewith (the “Merrick Release”) pursuant to which, among other things, JetPay and WLES will take certain actions in order to settle all disputes between Merrick, WLES, JetPay and the other parties named therein; and

WHEREAS, WLES and Voigt on the one hand, and JetPay, on behalf of itself and its subsidiaries on the other hand, wish to set forth their agreement regarding their respective obligations and understandings regarding the actions to be taken with respect to the Merrick Release, and to compromise and settle all claims and counterclaims that could be asserted regarding all things related to Merrick.

NOW, THEREFORE, for the mutual promises and undertakings set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.	Promissory Notes. WLES will agree to transfer the indebtedness (including principal and all accrued but unpaid interest) represented by that certain Promissory Note dated December 28, 2012 in the original principal amount of $2,331,368.68 (the “December 2012 Note”), to Merrick, it being agreed that any obligation to WLES under that note, except as otherwise detailed herein, shall no longer exist as of the date hereof and of no further force and effect. WLES will agree to enter into an amendment that will extend the maturity date of that certain Promissory Note dated June 7, 2013, and amended July 31, 2014 in the original principal amount of $491,693.00 (the “June 2013 Note”) from September 30, 2016 to September 30, 2017, and agree to waive all interest payments for the period from September 30, 2016 to September 30, 2017. The June 2013 Note shall become immediately due and payable in the event that Voigt’s employment with JPLLC is terminated for any reason other than cause, as the same is defined in the amendment to the June 2013 Note.

2.	Escrow Shares. The parties agree that 3,333,333 shares of JetPay common stock are being held in escrow pursuant to the terms of the Escrow Agreement (the “Escrow Shares”). The Escrow Shares are issued in the name of WLES and are to be released either to Merrick or to WLES upon a settlement of Direct Air related claims. Consistent with the terms of the Merrick Release, WLES hereby authorizes JetPay to arrange, and WLES agrees to consummate, a private sale of that number of shares of the Escrow Shares necessary to satisfy JetPay’s obligation to pay $5,000,000 to Merrick under the Merrick Release; provided that WLES shall not be obligated to sell more than 2,200,000 shares of the Escrow Shares. Upon consummation of the sale of the Escrow Shares as contemplated herein, JetPay shall issue to WLES fully vested and immediately exercisable warrants with an expiration date of five years from the date of this Agreement to purchase that number of JetPay shares of common stock equal to 50% of the difference between the number of Escrow Shares actually sold by WLES as contemplated herein and 1,666,666 shares, at an exercise price equal to the amount paid for the sold Escrow Shares. By way of example only, if the entire 2,200,000 shares of Escrow Shares were sold for a purchase price of $2.27 per share, then JetPay would issue WLES a warrant to purchase 266,667 shares at a purchase price of $2.27 per share (2,200,000 – 1,666,666 = 533,334/2 = 266,667). Additionally, as per the terms of the Merrick Release, the balance of the Escrow Shares following the contemplated sale herein will remain in escrow to secure JetPay’s obligations under the Merrick Release and all documents (including promissory notes) contemplated therein. In the event that JetPay should default on its obligations to Merrick under the Merrick Release and some or all of the remaining Escrow Shares shall be forfeited to Merrick, JetPay agrees to issue to WLES, for no further consideration, that number of JetPay common stock equal to the forfeited Escrow Shares.

3.	Valley National Bank Litigation. In the event that there is a recovery by JPMS in connection with the claims brought by JPMS in American Express Travel Related Services and JetPay Merchant Services, LLC v. Valley National Bank, Civil Action No. 2:14-cv-7827 (D. N.J.) (the “JP-VNB Action”), the parties agree that any proceeds received will be disbursed as follows:

4.	If JetPay receives a net $5,000,000 or more , after all out-of-pocket fees and expenses, from the sale of the Escrow shares as detailed in #2 above (i) JetPay shall receive the first $3,850,000.00 (or such lesser amount if the recovery does not exceed that amount) and shall use such amount to prepay JetPay’s obligations to Merrick under the $3.85MM Note (as defined in the Merrick Release), (ii) the next $3,000,000 (or such lesser amount if the recovery does not exceed that amount) shall be paid to WLES, and (iii) the remainder, if any, shall be split equally between JetPay and WLES.

5.	If JetPay receives an amount of monies less that a net $5,000,000, after all out-of-pocket fees and expenses from the sale of the Escrow shares as detailed in #2 above (this amount being the “Shortfall”): (i) JetPay shall receive the first amount of the sum of $3,850,000 plus the Shortfall, up to a total of $4,100,000.00 (or such lesser amount if the recovery does not exceed that amount) and shall use such amount to prepay JetPay’s obligations to Merrick under the $3.85MM Note (as defined in the Merrick Release), (ii) the next $2,500,000 (or such lesser amount if the recovery does not exceed that amount) shall be paid to WLES, and (iii) if the Shortfall was not fully covered in (i) above, JetPay will receive the next up to $250,000 until the Shortfall is either fully covered up to a maximum of $500,000 and (iv.) the remainder, if any, shall be split equally between JetPay and WLES. The parties agree that the provisions of this Agreement supersede the provisions of that certain letter agreement among them dated as of October 31, 2014 (the “Letter Agreement”) and that the Letter Agreement shall be null and void and of no effect. All Proceeds received by any party in connection with a final determination of the Direct Air Matter (as such terms are defined in the Letter Agreement) that are not otherwise addressed in this Agreement shall belong to WLES.

6.	Release. JetPay, on behalf of itself and all of its affiliates and subject to the satisfaction of the obligations created by this Agreement in favor of JetPay, for good and valuable consideration, waives, releases, and forever discharges WLES and Voigt, together with their respective subsidiaries, affiliates, and predecessor companies and entities, and their respective past and present employees, principals, owners, directors, officers, and agents, from any and all claims, causes of action, charges, suits, debts, controversies, liabilities, promises, damages, judgments, and demands of any kind, that were asserted or could have been asserted in connection with all indemnification obligations of WLES and Voigt under the Merger Agreement with respect to Direct Air related claims.

7.	Miscellaneous. The following provisions shall apply to this Agreement.

(a)	Arm’s-Length Agreement. The parties agree that the amount paid and the other terms of this Agreement were negotiated at arm’s-length in good faith by the parties and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel
(b)	Modifications. This Agreement may not be modified or amended, nor may any of its provisions be waived, except by a writing signed by the parties or their successors-in-interest.
(c)	Entire Agreement. This Agreement contains the entire agreement and understanding between the parties concerning the subject matter hereof, and supersedes any prior or contemporaneous discussion or agreements thereon. The parties acknowledge that no party, or any agent, representative, attorney, or client of a party, has made any promise, representation, or warranty whatsoever, express or implied, that is not contained herein concerning the subject matter hereof, to induce the other party to execute this Agreement. The parties acknowledge that they have not executed this Agreement in reliance on any promise, representation, or warranty not contained herein.
(d)	Execution in Counterparts. This Agreement may be executed in two or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the parties to this Agreement shall exchange among themselves electronic copies of original signed counterparts.
(e)	Governing Law and Jurisdiction. The construction, interpretation, operation, effect and validity of this Agreement, and all documents necessary to effectuate it, shall be governed by the laws of the State of Texas without giving effect to its conflict-of-law rules, and the parties expressly agree to be bound by, submit to, and subject to the jurisdiction of the Federal District Court for the Northern District of Texas or the state courts located in Dallas County, Texas, with respect to any filing, motion, claim, or action arising out of or relating to this Agreement.
(f)	Authorized Signatories. Each signatory of this Agreement warrants that he or she is authorized to enter into and execute this Agreement on behalf of the person or entity for whom/which he or she is signing.
(g)	Cooperation. The parties agree to cooperate in executing and delivering such other and additional documents or instruments, and to take all additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.
(h)	Agreement the Product of Negotiation. The parties agree that this Agreement is the product of negotiation between the parties through their separate and respective counsel. In the event of a dispute concerning the interpretation of this Agreement or of any of its terms or provisions, the Agreement shall be deemed to have been drafted jointly by all of the parties.
(i)	No Agency. Nothing in this Agreement, or any action implemented pursuant hereto, shall be deemed to create an agency or joint venture relationship between the parties.
(j)	Attorney’s Fees. In the event of any dispute, claim or motion to enforce or interpret the provisions and obligations of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees, and all other related costs, plus applicable interest, in addition to any other relief to which that party may be entitled.
(k)	Notice. Any notices, requests, or demands concerning this Agreement shall be sent by email and FEDEX to:

For JetPay Corporation or JetPay LLC:

1175 Lancaster Avenue, Suite 200 Berwyn, PA 19312

Attn: Chief Executive Officer

With a copy to:

Cooper & Sculley, PC

900 Jackson St. Suite 100

Dallas, TX 75202

Attn: Micah Dortch

Micah.Dortch@CooperSculley.com

For WLES, L.P. or Trent Voigt:

2233 Wolf Front Rd.

Van Alstyne, TX 75495

Attn: Trent Voigt

trent@jetpay.co.uk

With a copy to:

Scheef & Stone, L.L.P.

500 N. Akard, Suite 2700

Dallas, TX 75201

Attn: Brad L. Whitlock

Brad.whitlock@solidcounsel.com

Executed to be effective as of the date set forth above.

[Signatures on Following Page]

JETPAY CORPORATION

By: /s/ Peter B. Davidson

Printed Name: Peter B. Davidson

Title: Vice Chairman

JETPAY, LLC

By: /s/ Peter B. Davidson

Printed Name: Peter B. Davidson

Title: Vice Chairman

WLES, L.P.
BY: Transaction Guy & The Triumphant Ones, L.L.C., General Partner

By: /s/Trent Voigt

Printed Name: Trent Voigt

Title: General Partner

/s/ Trent Voigt
Trent Voigt

Side Agreement

The undersigned, JetPay, LLC, (“JetPay”) and WLES, L.P. (“WLES”), do hereby agree that, WLES agrees to amend the terms of that certain Promissory Note dated June 7, 2013, and amended July 31, 2014 and September 30, 2014, in the principal amount of $491,693.00 (the “Note”) to extend the most recent maturity date of the Note from September 30, 2016 to September 30, 2017. Interest will continue to accrue through September 30, 2016 but such accrual will end on September 30, 2016.

Executed to be effective as of the 30th day of September, 2016.

JetPay, LLC

By: /s/ Peter B. Davidson

Its: Vice Chairman

WLES, L.P.

By: Transaction Technology Guy and the Triumphant Ones, LLC

General Partner

By: /s/ Trent Voigt

Trent Voigt, President